Gibraltar

First-Quarter 2006

Earnings Conference Call

April 27, 2005

PETER

Thank you, Carlo.

We want to thank everyone for joining us on today’s call.

Before we begin, I want to remind you that this call may contain forward-looking statements about future financial results.  Our actual results may differ materially, as a result of factors over which Gibraltar has no control.  These factors are outlined in the news release we issued last night and in our filings with the SEC.

If you did not receive the news release on our first-quarter results, you can get a copy on our Web site, at www.gibraltar1.com.

At this point, I’d like to turn the call over to Gibraltar’s chairman and chief executive officer, Brian Lipke.

BRIAN

Thanks Peter.

Good afternoon.  On behalf of Henning Kornbrekke, our President and COO; Dave Kay, our CFO; and Peter Ciotta, who you just heard from, who is filling in for Ken Houseknecht our VP of Communications and Investor Relations, we want to thank you for joining us on the call today.

I’m going to begin today’s call by providing an overview of our first-quarter results, and then I’ll give you an update on some of the major strategic initiatives underway at our company. Following that, Dave will look at our performance from a financial perspective. Henning will then talk about our operations, the performance of our segments, and our outlook for the second quarter. After that, we will open the call up to any questions which you may have.

PAUSE

As you saw in our news release, we had a very strong first quarter. We generated our best-ever first-quarter sales, net income, and earnings per share, with sales increasing by 32%, net income growing by 36%, and earnings per share up by 33%.

We are proud of these results, and I want take just a minute to thank the 4,400 men and women on the Gibraltar Team for another outstanding effort, and for getting 2006 off to such a strong start.

Our first-quarter results are especially noteworthy when you consider that we had to overcome rising energy and transportation costs, as well as competitive pricing pressures in our Processed Metal Products segment, and rising steel costs in our Building Products and our Processed Metal Products segments.

Our ability to generate record results in spite of strong headwinds again demonstrates that Gibraltar’s product, market, customer, and geographic diversification allows us to produce consistent and steadily improving results in a variety of economic and operating environments.

Our first-quarter results again show that our ongoing efforts to transition into a diversified manufacturer, capable of generating higher and more consistent margins over an extended period, are clearly moving us in the right direction.

Importantly, our first-quarter results build on Gibraltar’s long and lengthening record of performance and achievement. During our first 12 years as a public company, we have grown our sales and earnings at a compound annual growth rate of approximately 18%.

Even more importantly, our consistent and steadily improving performance has benefited our shareholders. A thousand dollars invested at our IPO in 1993 is worth nearly $4,000 today, which is a compound annual growth rate of approaching 13%. And all of us are focused on continuing to build the long-term value of our company.

Today – because of Gibraltar’s size and our strength, which creates many additional internal and external growth opportunities, while also positioning us to improve our operating performance – we believe we are well positioned to generate an even stronger performance in the years ahead.

In 2006, we will continue to benefit from the contributions of AMICO and the three other acquisitions we completed late last year, as well as organic growth in our existing building products operations, our powdered metal business, and our Thermal Processing segment.

In 2005, we had 10 businesses that generated organic sales growth above 1.5 times GDP, and building on that momentum in the year ahead remains a clear focus.

AMICO significantly expanded our presence in the commercial, industrial, and architectural building products markets, sectors currently generating strong growth, and which presents us with numerous organic and other growth opportunities. AMICO also significantly broadened and diversified our customer base.

In addition to our internal growth initiatives, we continue to evaluate acquisition opportunities. We will continue to be highly strategic and selective and only acquire those companies with the accretive financial and market characteristics that will make our business stronger for the long haul.

We will continue to make smaller “bolt on” acquisitions to solidify our existing operations and will also look at larger transactions, like AMICO, that will continue Gibraltar’s strategic repositioning. And we are looking at the possibility of larger combinations that could create even more shareholder value.

We will also continue to manage our portfolio of companies, with an eye towards reviewing all operations to assure they meet our minimum performance targets.  For those that do not, we will either fix them or dispose of them, as we did with our Milcor division in 2005.

The first quarter of the year got off to a solid start, and we look to build on that momentum during this year.

At this point, I’ll turn the call over to Dave and Henning, who will provide a more detailed review of our first-quarter results, and give you a better sense of our outlook for the second quarter.

Dave.

DAVE

Thanks, Brian.

As Brian mentioned, the first quarter was another outstanding one for Gibraltar. Sales from continuing operations of $360 million represent a new high for any quarter in Gibraltar’s history, and were up by approximately 32% from the first quarter of 2005. The inclusion of AMICO’s results for the full quarter was primarily responsible for the increase, along with growth at the other building products operations and the Thermal Processing segment, which offset softer results in the Processed Metal Products segment, primarily our strip steel operations.

Operating income, net income, and earnings per share also set new highs for any first quarter.

Income from operations of $30.9 million in the quarter increased by 48% from $20.9 million dollars in the first quarter of last year.

Net income from continuing operations was $14.4 million in the quarter, an increase of approximately 36% compared to $10.6 million in the first quarter of 2005.

Earnings per share from continuing operations of $.48 increased by 33% from the first quarter of last year, and were above the upper end of the range we provided at our call on February 8.

Selling, general and administrative expenses amounted to $40.6 million dollars or 11.3% of sales during the quarter, compared to $29.2 million, or 10.7% of sales, in the first quarter of last year.  The increase in SG&A expenses results primarily from the inclusion of AMICO’s results in the quarter, including amortization of intangibles, combined with higher equity compensation costs.

Interest expense during the quarter was $8.0 million, compared to $3.9 million in the first quarter of 2005, largely as a result of higher average borrowing levels, primarily from the AMICO acquisition, as well as higher overall interest rates.

Our net return on sales during the quarter amounted to 4.0%, compared to 3.9% a year ago.

From a cash flow perspective, we generated EBITDA of approximately $40.5 million dollars during the quarter, up from $27.8 million dollars a year ago.

On a consolidated basis, inventory turned at an annualized rate of 5.0 times, compared to 4.9 times a year ago.

During the quarter, we experienced the normal inventory build, in advance of the construction season, which typically begins in early March, depending on weather.

Average days sales outstanding in accounts receivable during the quarter were 51 days, compared to 52 days a year ago.

Capital spending amounted to $6.4 million during the quarter, compared to $6.1 million a year ago.  In total, we expect to spend approximately $28 to $31 million in capital in the year 2006, slightly below our depreciation levels.

In addition, we paid out approximately

$1.5 million in dividends during the quarter.

In spite of building our inventories and receivables as we move into our strongest selling season, we were still able to reduce our debt by $8.3 million during the quarter, bringing our long-term debt down to approximately $446 million.

At March 31st, our long-term debt-to-total-capital ratio stood at approximately 47%, with the secured debt representing approximately 26%.

Now I will turn the call over to Henning for a more detailed analysis of operations.

.

HENNING

Thanks, Dave.

Gibraltar’s net sales from continuing operations for the quarter were $360 million, up 32% from a year ago.

Gross margins improved 1.5 percentage points from the first quarter of 2005, driven by higher sales and partially offset by higher energy and transportation costs. Operating margins of 8.5% were up .9 percentage points from the first quarter of 2005, driven by the increase in gross margins, and slightly offset by higher SG&A cost.

Segment performance indicates that:

Our Building Products segment generated a net sales increase of 80.2% to $215 million, compared to the first quarter of 2005. The growth was the result of the AMICO acquisition, and organic growth at existing building products operations. Sales in the segment, excluding AMICO, were up 5.5% year over year. Gross margins were 23.8%, up 2.7 percentage points from the first quarter of 2005, driven by operational improvement and leverage at the higher sales levels.  The operating margin was 14.6%, up 5.8 percentage points from the first quarter of 2005, a function of the higher gross margins and business mix.

Our Processed Metal Products segment’s sales were $116 million, down 9.2% from the previous year, primarily a result of lower tons sold, coupled with lower product prices, driven by competitive pressures in the strip steel market, offset by strong demand and higher material and product pricing in our powdered copper business.

The gross margin was 10.5%, down 4.5 percentage points from a year ago, and the operating margin was 5.8%, down by 5.2 percentage points, both the result of competitive pressures described previously in our strip steel business, partially offset by higher margins in our powdered copper business in the U.S. and our operation in China.

Our Thermal Processing segment generated a net sales increase of 10.9% to $30 million versus the first quarter of 2005. Gross margins were 23.8%, an increase of 2.7 percentage points versus the first quarter of 2005. Operating margins were 15.7%, an increase of 3.0 percentage points versus the first quarter of 2005. Comparisons to the prior year were favorable due to leveraging at the higher sales levels, improved operating characteristics at key locations, and strategic investments that have yielded new business with higher-margin profiles.

At this point, let me provide some commentary on our outlook for the second quarter.

As we move into the seasonally strongest periods for our business – the second and third quarters – we will continue to benefit from our many growth and efficiency improvement initiatives.

Our Building Products segment, which now represents approximately 60% of our sales, continues to generate strong growth as a result of market share gains and market growth. As Brian mentioned, our AMICO acquisition significantly expanded our exposure to the commercial, industrial, and architectural building markets, which continue to experience strong growth.

As noted earlier, our Processed Metal Products segment, particularly our strip steel business, continues to face competitive product pricing pressures and the prolonged market adjustment to changes in the steel industry. Helping to offset this is continued strength in our powdered metals business.

And our Thermal Processing segment continues to benefit from the new business we’ve gained and the ongoing strength in the industrial economy.

Even though rising energy, transportation, and raw material costs will continue to put pressure on our margins, business remains on target across our company, and we expect business segment performance similar to first-quarter results.

With that as a backdrop, we expect our second-quarter EPS will be in the range of $.57 to $.62, compared to $.53 in the second quarter of 2005, barring a significant change in business conditions.

We had strong first-quarter sales and earnings, and we expect to produce solid second-quarter results.

In the year ahead, we will continue to focus on improving operating efficiencies, optimizing market share, and maximizing cash flow to help fund our growth and reduce debt.

At this point, I’ll turn the call back over to Brian.

BRIAN

Thanks, Henning.

Before we open the call to any questions that you may have, let me make a couple of closing comments.

We generated our best-ever first-quarter sales, net income, and earnings per share, and we think we’re well positioned to deliver record setting results again in the second quarter, which sets us up well for another strong year.

Over the longer term, our goal remains to build a company that produces steady and sustainable improvements in sales, margins, and profitability, which we believe will create value for our shareholders. We continue making progress to that end.

That concludes the prepared comments that we have for today. At this point, we’ll be glad to answer any questions that any of you may have.

Q & A Session

Thank you for joining us this afternoon, and for your continuing interest in Gibraltar.

We look forward to talking with you again in three months, and updating you on our continued progress.

Q106CC

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